Exhibit 107
Calculation of Filing Fee Table
Form
S-3
RenaissanceRe Holdings Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1:
Newly
Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Debt (1)	5.800% Senior Notes due 2035	Rule 457(r)	$500,000,000.00	99.673%	$498,365,000.00	$0.00015310	$76,299.69
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$498,365,000.00		$76,299.69
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$76,299.69

(1)
This filing fee table shall be deemed to update the “Calculation of
Filing
Fee Tables” included as Exhibit 107 to the Registrant’s Registration Statement on Form
S-3
(File
No. 333-272124)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.
Narrative Disclosure
The maximum aggregate amount of the securities to which the prospectus relates is $500,000,000.00. The maximum aggregate offering price of the securities to which the prospectus relates is $498,365,000.00. The prospectus is a final prospectus for the related offering.